Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Corporation Reports
First Quarter 2010 Financial Results
•	Fabricated Products Adjusted Operating Income Increased Sequentially on Higher Value Added Revenue and Continued Improvement in Manufacturing Efficiencies

•	New Revolving Credit Facility and Convertible Note Offering Further Enhance Financial Strength and Flexibility

•	Investment Continues for Future Growth and Competitive Strength
FOOTHILL RANCH, Calif., April 28, 2010 – Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $9 million and earnings per diluted share of $0.44 for the first quarter ended March 31, 2010 compared to net income of $4 million and earnings per diluted share of $0.19 for the first quarter March 31, 2009. Excluding the impact of pre-tax, non-run-rate items, adjusted net income was $9 million and earnings per diluted share were $0.47 for the first quarter 2010 compared to adjusted net income of $16 million and earnings per diluted share of $0.81 for the comparable prior year quarter.
First Quarter Summary
“First quarter results improved from recent quarters on higher value added revenue and continuing improvements in our manufacturing efficiencies,” said Jack A. Hockema, President, CEO and Chairman. “Although we have not yet seen meaningful improvement in real demand, supply chain inventories appear to be reaching equilibrium and destocking appears to be moderating. We are also pleased with our continued progress in the installation and testing of equipment at our new, world-class rod and bar extrusion facility in Kalamazoo, Michigan. This facility is an important next step in advancing our competitive cost position for these general engineering products. Our production capabilities at Kalamazoo will also facilitate profitable automotive applications sales growth driven by increasing demand for aluminum extrusions to achieve more fuel-efficient vehicles. The facility remains on schedule to be fully operational late 2010.”
“During the quarter we entered into a new revolving credit facility and completed a convertible note offering. These transactions were exceptionally well received in the marketplace and together they serve to further enhance our financial strength and flexibility. We continue to build upon our strong operational and financial platform and are well positioned for value-creating internal and external growth opportunities,” said Mr. Hockema.

First Quarter 2010 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except per share amounts)

	Quarter
	1Q10	4Q09	1Q09
Net Sales	$268	$237	$266

Value Added Revenue [1]	$137	$129	$147

Operating Income (Loss) before NRR [2]
Fabricated Products	$27	$23	$28
All Other
Anglesey-related / Hedging	($0)	($5)	$9
Corporate	($11)	($9)	($10)

Consolidated Operating Income before NRR [2]	$16	$9	$28

Non-Run-Rate Items	($1)	$25	($20)

Reported Consolidated Operating Income [3]	$15	$34	$7

Net Income	$9	$24	$4

EPS (diluted, GAAP)	$0.44	$1.19	$0.19
Adjusted EPS [4]	$0.47	$0.35	$0.81

[1]	Value added revenue = Fabricated Products net sales less hedged cost of alloyed metal,

[2]	NRR = Non-run-rate

[3]	Totals may not sum due to rounding, [4] Estimated EPS excluding NRR items (net of tax)

*	Please refer to GAAP financial statements
On a sequential basis, the Company reported consolidated operating income of $15 million in the first quarter 2010 compared to $34 million in the fourth quarter 2009. The fourth quarter reflected significant non-run-rate items, including approximately $31 million of non-cash mark-to-market gains on derivative positions. Adjusted for non-run-rate items, consolidated operating income increased to $16 million for the first quarter 2010 compared to $9 million for the fourth quarter 2009, primarily reflecting higher sequential operating income for the Fabricated Products segment and improved realized hedging results during the quarter. Consolidated operating income adjusted for non-run-rate items decreased $12 million in the first quarter 2010 compared to the prior year quarter primarily due to favorable hedging gains of $9 million realized in 2009.

Fabricated Products Segment Results
(Non GAAP, Unaudited)*
($mm, except per pound amounts)

	Quarter
	1Q10	4Q09	1Q09
Shipments (lbs, mm)	128	112	109

Net Sales	$267	$236	$241

Value Added Revenue [1]	$137	$129	$147

Average Realized Price ($/lb)
Metal Price	$1.02	$0.97	$0.86
Value Added Revenue [1]	$1.07	$1.14	$1.35

Total	$2.09	$2.11	$2.21

Operating Income before NRR [2]	$27	$23	$28

Non-Run-Rate Items	($4)	($4)	($14)

Reported Operating Income	$23	$19	$14

[1]	Value Added Revenue = Net Sales less the hedged cost of alloyed metal, [2] NRR = Non-Run-Rate

*	Please refer to GAAP financial statements
The Fabricated Products segment reported operating income of approximately $23 million in the first quarter 2010, a $4 million increase sequentially from the fourth quarter 2009. Operating income excluding non-run-rate items increased $4 million sequentially to $27 million on higher value added revenue across the Company’s end market applications and continued improvement in manufacturing efficiencies. Reduced inventory destocking across the supply chain and improved demand in select market segments drove the increase in value added revenue. During the quarter operating income was negatively impacted by approximately $3 million due to start-up costs at the new Kalamazoo, Michigan extrusion facility and a one-time signing bonus related to the new five-year labor agreement with the United Steelworkers. Compared to the first quarter 2009, operating income before non-run-rate items was relatively flat as improved manufacturing efficiencies roughly offset lower value added revenue.
Corporate Highlights
During the first quarter the Company implemented a new financing structure comprised of a $200 million revolving credit facility and a $175 million cash convertible senior note issue. The new credit facility matures in March 2014, provides more flexible terms and conditions, and allows the Company to more efficiently deploy assets to collateralize existing and future financing requirements. The cash convertible senior notes which mature in April 2015 were well received by the market, allowing the Company to increase the principal amount of the notes issued. Cash proceeds were utilized for option transactions to effectively increase the conversion premium to the Company, to fund a $44 million share repurchase, and to increase short-term cash by $108 million, which is intended for general corporate purposes. The new financing structure enhances the Company’s liquidity and financial flexibility to continue to support its ongoing business needs and longer-term strategic growth objectives.

Outlook
“We anticipate demand in the second quarter 2010 for our products will be similar to the demand we saw in the first quarter,” said Mr. Hockema. “We are encouraged by the solid order backlogs and recent announcements by large commercial airframe manufacturers regarding their plans to increase production in late 2010. In the near term, however, we expect commercial airframe manufacturers to continue working through surplus inventories built during prior production delays. On balance, we anticipate our shipments and value-added revenue for the aerospace and high strength applications in the second quarter 2010 to be similar to the first quarter 2010.”
“Our shipments and value added revenue for general engineering and automotive applications have shown steady improvement since early last year, and that trend accelerated in the first quarter 2010. As service center inventories for general engineering products have stabilized and automotive build rates are improving, we anticipate shipments and value-added revenue for these applications in the second quarter to also be similar to the first quarter 2010,” continued Mr. Hockema.
“Longer term, the fundamentals for our business remain strong. The full benefit of our capital investment in Trentwood has yet to be realized, and the Kalamazoo investment represents the next significant step to enhance long-term profitability. The new Kalamazoo facility, along with other significant capital investments we have made the past few years at many of our other facilities, rounds out our platform of focused facilities to position Kaiser Aluminum as a low-cost producer and supplier of choice for aerospace and defense, general engineering and automotive applications. With attractive market opportunities and a strong operational and financial platform, we are well-positioned to capitalize on new opportunities for profitable growth,” concluded Mr. Hockema.
Conference Call
Kaiser Aluminum Corporation will host a conference call on April 29, 2010, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss first quarter 2010 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (877) 341-5663, and accessed internationally at (678) 224-7866. A link to the simultaneous web cast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available to be downloaded prior to the start of the call. An audio archive will be available on the Company’s website following the call.
Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.
Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.
The non-GAAP financial measures used within this earnings release are operating profit, net income and earnings per diluted share, excluding non-run-rate, non-operating gains and losses, and earnings before interest, tax, depreciation and amortization or EBITDA. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.
###
This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) changes in the demand in the market segments served by the Company, including aerospace, defense, general engineering, automotive, distribution and other market segments, including changes impacting the volume, price or mix of products sold by the Company and the Company’s ability to flex production consistent with changing demand levels; (b) pressure to reduce defense spending and demand for the Company’s products used in defense applications as the U.S. and other governments are faced with competing national priorities; (c) the Company’s ability to continue to realize manufacturing efficiencies and remain a low cost producer, (d) the Company’s ability to successfully identify and execute its long term strategic growth initiatives and internal and external growth opportunities; (e) the Company’s ability to efficiently deploy assets to collateralize existing and future financing requirements; (f) the Company’s ability to meet contractual commitments and obligations to supply products meeting required specifications; (g) changes in competitive factors in the markets served by the Company, including developments in technology used by the Company, its competitors or its customers and changes in applicable laws and regulatory requirements which negatively impact the Company’s competitive position; (h) the Company’s ability to lower energy costs, realize manufacturing efficiencies and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing and cost efficiencies and product expansions as planned and by targeted completion dates, including the start-up and operation of the Company’s new rod and bar extrusion facility in Kalamazoo, Michigan; and (i) other risk factors summarized in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2009 and Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2010. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1) (2)
(Unaudited)
(In millions of dollars except share and per share amounts)

	Quarter Ended March 31,
	2010	2009
Net sales	$267.5	$265.9
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation, amortization and other items	232.0	225.6
Lower of cost or market inventory write-down	—	9.3
Impairment of investment in Anglesey	—	.6
Restructuring costs and other (benefits) charges	(.6)	1.2
Depreciation and amortization	4.0	4.1
Selling, administrative, research and development, and general	17.3	17.9

Total costs and expenses	252.7	258.7

Operating income	14.8	7.2
Other income (expense):
Interest expense	—	(.2)
Other income (expense), net	.2	(.1)

Income before income taxes	15.0	6.9
Income tax provision	(6.2)	(3.1)

Net income	$8.8	$3.8

Earnings per share, Basic (3)
Net income per share	$.44	$.19

Earnings per share, Diluted (3)
Net income per share	$.44	$.19

Weighted-average number of common shares outstanding (000):
Basic	20,020	19,492

Diluted	20,020	19,492

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which operated as an aluminum smelter until September 30, 2009 and, following that date, remelts and casts secondary aluminum.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, for additional detail regarding the items in the table.

(3)	All of the Company’s unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are treated as participating securities and affect the computation of net income (loss) available to common stockholders and earnings per share pursuant to the two-class method in accordance with accounting requirements that became effective in 2009.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1) (2)
(Unaudited)
(In millions of dollars except shipments and average realized third-party sales price)

	Quarter Ended
	March 31,
	2010	2009
Shipments (millions of pounds):
Fabricated Products	128.0	109.0
All Other (3)	.4	36.2

	128.4	145.2

Average Realized Third Party Sales Price (per pound):
Fabricated Products(4)	$2.09	$2.21
All Other (5)	$.92	$.69
Net Sales:
Fabricated Products	$267.2	$240.8
All Other	.3	25.1

Total Net Sales	$267.5	$265.9
Segment Operating Income (Loss):
Fabricated Products(6)(7)	$23.0	$14.0
All Other (8)	(8.2)	(6.8)
Total Operating Income (Loss)	$14.8	$7.2

Income tax provision	$(6.2)	$(3.1)

Net Income (Loss)	$8.8	$3.8

Capital Expenditures, net of change in accounts payable	$13.9	$22.2

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which operated as an aluminum smelter until September 30, 2009 and, following that date, remelts and casts secondary aluminum.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, for additional detail regarding the items in the table.

(3)	For the quarters ended March 31, 2010 and March 31, 2009, shipments in All Other represented shipments of primary aluminum products produced by Anglesey.

(4)	Average realized prices for our Fabricated Products segment are subject to changes in product mix as well as underlying primary aluminum prices and are not necessarily indicative of changes in underlying profitability.

(5)	Average realized prices for All Other represent average realized prices on sales of primary aluminum product and is subject to fluctuations in the London Metal Exchange (“LME”) price of metal.

(6)	Fabricated Products segment operating results for the quarter ended March 31, 2010 include a non-cash last-in, first-out (“LIFO”) inventory charge of $9.2 million, and metal gains of approximately $8.2 million. Fabricated Products segment operating results for the quarter ended March 31, 2009 include a non-cash LIFO inventory benefit of $11.2 million, and metal losses of approximately $15.5 million. Also included in the Fabricated Products segment operating results for the quarter ended March 31, 2009 were $9.3 million of non-cash lower of cost or market inventory write-downs and $1.2 million of restructuring charges relating to the December 2008 restructuring plan involving our Tulsa, Oklahoma and Bellwood, Virginia facilities.

(7)	Fabricated Products segment includes non-cash mark-to-market (losses) gains on natural gas and foreign currency hedging activities totaling $(3.2) million and $.5 million in the quarters ended March 31, 2010 and March 31, 2009, respectively. For further discussion regarding mark-to-market matters, please refer to Note 13 of the Company’s Form 10-Q for the quarter ended March 31, 2010.

(8)	With respect to operating income in All Other, hedging business unit operating results for the quarters ended March 31, 2010 and March 31, 2009, include non-cash mark-to-market gains (losses) on primary aluminum hedging activities totaling $3.4 million and $(9.0) million, respectively, and on foreign currency derivatives totaling $4.2 million for the quarter ended March 31, 2009. For further discussion regarding mark-to-market matters, please refer to Note 13 of the Company’s Form 10-Q for the quarter ended March 31, 2010.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1) (2)
(Unaudited)
(In millions of dollars, except share and per share amount)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$135.5	$30.3
Receivables:
Trade, less allowance for doubtful receivables of $.6 and $.8 at March 31, 2010 and December 31, 2009, respectively	96.0	83.7
Due from affiliate	—	.2
Other	4.0	2.2
Inventories	131.4	125.2
Prepaid expenses and other current assets	62.5	59.1

Total current assets	429.4	300.7
Property, plant, and equipment — net	350.3	338.9
Net asset in respect of VEBA	145.1	127.5
Deferred tax assets — net	265.6	277.2
Other assets	81.0	41.2

Total	$1,271.4	$1,085.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58.1	$49.0
Accrued salaries, wages, and related expenses	28.6	33.1
Other accrued liabilities	27.7	32.1
Payable to affiliate	16.7	9.0

Total current liabilities	131.1	123.2
Net liability in respect of VEBA	.6	.3
Long-term liabilities	108.2	53.7
Cash convertible senior notes	136.9	—
Other long-term debt	7.1	7.1

	383.9	184.3
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01, 90,000,000 shares authorized at March 31, 2010 and at December 31, 2009; 19,208,061 shares issued and outstanding at March 31, 2010 and 20,276,571 shares issued and outstanding at December 31, 2009
	.2	.2
Additional capital	983.7	967.8
Retained earnings	88.9	85.0
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value, 4,392,265 shares at March 31, 2010 and 4,845,465 shares at December 31, 2009	(105.5)	(116.4)
Treasury stock, at cost, 1,724,606 shares at March 31, 2010 and 572,706 shares at December 31, 2009	(72.3)	(28.1)
Accumulated other comprehensive loss	(7.5)	(7.3)

Total stockholders’ equity	887.5	901.2

Total	$1,271.4	$1,085.5

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which operated as an aluminum smelter until September 30, 2009 and, following that date, remelts and casts secondary aluminum.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 for additional detail regarding the items in the table.

Reconciliation of Non-GAAP Measures
The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the quarter ended March 31, 2010 (in millions of dollars except share and per share amounts):

	Fabricated
	Products	All Other	Consolidated
GAAP operating income (loss)	$23.0	$(8.2)	$14.8
Mark-to-market gains (losses)	(3.2)	3.4	.2
Restructuring costs and other charges	.6	—	.6
Other non-run-rate items (1)	(1.4)	(0.4)	(1.8)

Total non-run-rate adjustments	(4.0)	3.0	(1.0)
Operating income (loss), excluding non-run-rate items	$27.0	$(11.2)	$15.8

GAAP net income			$8.8
Total non-run-rate adjustments (net of tax)			(.6)

Net income, excluding non-run-rate adjustments (net of tax)			$9.4

Diluted earnings per share (GAAP)			$.44

Diluted earnings per share, excluding non-run-rate items			$.47

(1)	Other non-run-rate items represent non-cash LIFO charges and metal gains for the Fabricated Products segment and primarily non-cash net periodic benefit costs related to the VEBAs for All Other.

Reconciliation of Non-GAAP Measures
The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the quarter ended March 31, 2009 (in millions of dollars except share and per share amounts):

	Fabricated
	Products	All Other	Consolidated
GAAP operating income (loss)	$14.0	$(6.8)	$7.2
Mark-to-market gains (losses)	.5	(4.8)	(4.3)
Lower of cost or market inventory write-down	(9.3)		(9.3)
Restructuring costs and other charges	(1.2)		(1.2)
Other non-run-rate items (1)	(4.3)	(1.3)	(5.6)

Total non-run-rate adjustments	(14.3)	(6.1)	(20.4)
Operating income (loss), excluding non-run-rate items	$28.3	$(.7)	$27.6

GAAP net income			$3.8
Total non-run-rate adjustments (net of tax)			(12.5)

Net income, excluding non-run-rate adjustments (net of tax)			$16.3

Diluted earnings per share (GAAP)			$.19

Diluted earnings per share, excluding non-run-rate items			$.81

(1)	Other non-run-rate items represent non-cash LIFO charges, metal gains, lower of cost or market inventory write-down, and pre-emergence related environmental costs for the Fabricated Products segment and primarily non-cash net periodic benefit costs related to the VEBAs for All Other.
Investor Relations Contacts:
Melinda C. Ellsworth
Kaiser Aluminum
(949) 614-1757
Public Relations Contact:
Dave Quast
FD
(646) 421-5341